EXHIBIT 10.67

CONSULTING LETTER OF AGREEMENT

This agreement (the "Agreement") is made and entered into, effective February 17, 2014 ("Effective Date"), by and between Blue Earth Inc. (BE), and including jointly D. Jason Davis (Davis), and Joey Patalano (Patalano) the consultants (Consultants). Xnergy (Xnergy) is a wholly owned subsidiary of BE (and hereinafter BE and Xnergy are collectively referred to as BE). Development of renewable energy projects or brokering of renewable energy projects is defined as a project (Project).

W I T N E S S E T H: BE and Consultants agree to the following items in order to develop projects or bring Projects to BE or Xnergy:

WHEREAS, BE purchased from Davis and Patalano all of the assets of Xnergy, Inc. (''Xnergy'') a California corporation, pursuant to an Agreement and Plan of Merger (Merger Agreement") dated as of September 7, 2011, together with ancillary exhibits;

WHEREAS, Davis and Patalano entered into Employment agreements effective as of September 1, 2011 with BE and Xnergy;

WHEREAS, Davis and Patalano desire to spend more time with family and personal investments and focus their work time on development rather than construction of Projects (as defined below);

WHEREAS, the parties, Davis and Patalano will resign as Employees, Officers and Directors of Xnergy from the referenced Employment Agreements and desire to enter into this Agreement as stated hereto for personal reasons; and

WHEREAS, BE has restructured the operations of Xnergy and Davis and Patalano desire to focus their efforts on developing Projects or bringing Projects to BE or Xnergy in accordance with the outline set forth as Schedule 1 attached hereto.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions and mutual covenants appearing in this Agreement, the parties hereto hereby agree as follows:

1) Non-Disparagement.

Consultants and BE covenant and agree they will not engage in conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) that are disparaging, deleterious or damaging to the integrity, reputation or good will of BE or Consultants, any of its subsidiaries, or its respective management or products and services. The term of this covenant is perpetual. Non-Disparagement is material to this Agreement.

/s/ DJD  /s/ JP  /s/RP

2) Cooperate on existing projects

Consultants covenant and agree they will cooperate with BE in Finalizing the Agreements for those certain projects that are currently being negotiated between Xnergy and Projects that are currently listed in the attached Schedule 1. Agreements are considered Finalized when:

a) BE and Project owners have executed a definitive contract or contracts, as opposed to a letter of intent, for BE to perform EPC work for Projects currently being considered between BE and Project owner; or

b) BE or any other affiliated entity commences construction of a Project that Consultants introduced them to ("Finalized"). Consultants' cooperation includes, but is not limited to offering assurances to project developers that BE has the personnel, competencies, and means to continue to perform the projects being considered, and helping introduce BE representatives to project owner's contacts. Known projects are listed on the attached Schedule 1.

3) Cooperate on future projects with other developers

Consultants covenant and agree they will cooperate with BE in Finalizing the Agreements for future projects that will be negotiated between Xnergy and Projects. Agreements are considered Finalized when:

a) BE and Project owners have executed a definitive contract or contracts or purchase contract of Project, as opposed to a letter of intent, for Xnergy to perform work or services or project purchase for Projects being considered between the Xnergy and Project owner; or

b) BE, Xnergy, or any other affiliated entity commences construction of a Project that Consultants introduced them to ("Finalized"). Consultants cooperation includes, but is not limited to offering assurances to project owners that BE has the personnel, competencies, and means to continue to perform the projects being considered, and helping introduce BE representatives to Project owner's contacts.

4) Projects that are developed by Consultants

Consultants covenant and agree they will present developed Projects to BE with a first right of refusal. Consultants and BE will work to Finalize the Agreements for future projects.

Agreements are considered Finalized when:

a) BE and Consultants have executed a definitive contract or contracts, as opposed to a letter of intent, for BE to perform work for Projects being considered between the BE and Project owner; or

b) BE-, or any other affiliated entity commences construction of a Project that Consultants introduced them to ("Finalized").

5) Payment

Payment amount will be calculated based on the following schedule:

a. For projects list in Schedule 1 that have no developer involved 8 (eight) percent of gross profit (revenue less direct cost is gross profit) will be paid with 50 (fifty) percent

/s/ DJD  /s/ JP  /s/RP

due when contract is signed and 50 (fifty) percent due upon system commissioning or placed in service.

b. For projects listed in Schedule 1that have a developer involved 4 (four) percent of gross profit (revenue less direct cost is gross profit) will be paid with 50 (fifty) percent due when contract is signed and 50 (fifty) percent due upon system commissioning or placed in service.

c. For projects that the Consultants develop (Sections 3 & 4) they will be paid a developer fee based on the profit and determined jointly by BE and Consultants from the economics of the project.  If BE and Consultants cannot, within twenty (20) days of submission of the Project to BE, come to an agreement regarding the developer fee that will be paid then Consultants are free to offer the Project to another company. Submission is when a complete project is delivered to BE including: executive summary letter outlining project including a statement that this is a submission pursuant to the Agreement, power purchase agreement, land control either by a bankable lease or ownership of property, letter of understanding with host where applicable, general system design and costs, and financial projections.

d. BE will supply a detailed job cost sheet to Consultants to provide proof of project costs and expenses.

e. For the purposes of 5a, 5b, and 5d, "Direct Costs" shall mean all engineering costs associated with obtaining permits, skilled trade labor (laborer, apprentices, journeymen, foremen, and superintendents), subcontractors, equipment, materials, permit cost, utility fees, equipment rentals, site general conditions (water, portable toilets, temporary power, safety equipment, site containers). The following items are specifically excluded from Direct Costs: (i) Home Office costs including: building ren1Jmortgage, utilities, accounting personnel, Project Manager, Estimators, Executive Staff, printers, computers, copiers; and (ii) Corporate SG&A including: Blue Earth corporate expenses similar to Home Office above.

f. Jason Davis will be advanced $50,000.00USD against future bonuses or development fees for Projects that he finalizes with BE and/or Xnergy.  In the event that Jason Davis does not earn $50,000.00USD in bonuses by the end of the ninth month from the Effective Date of this Agreement an equivalent amount of shares out of the last escrow stock amount will be deducted at the then current 10-day trailing average closing stock price of BBLU. This clawback will be added to the stock escrow instructions.

g. Joey Patalano will receive 35,000 restricted shares of BBLU as a consultant fee. They will become unrestricted after a six month holding period.

h. Any payment due under this Agreement shall be due within ten (10) business days of the event giving rise to the obligation to pay. If not paid within this time period the unpaid payment shall accrue interest at twelve percent (12%) per annum.

/s/ DJD  /s/ JP  /s/RP

6) Escrowed Shares

There are five hundred thousand shares (500,000) that are currently held in escrow by BE as collateral for a note on the Xnergy real estate.  These escrowed shares will be released on the following schedule so long as other material provisions of this Agreement have been complied with at that time:

a. One third will be released after every 3 (three) months from the date of this Agreement so that by the end of 9 (nine) months all 500,000 shares will be released.

b. Escrow shares will be held by the Consultants' attorney and delivered to Consultants' attorney within five (5) business days of the mutual execution of this Agreement.

c. BE will effectively provide documentation and legal review in a timely fashion to ensure that Consultants receive these shares when requested and have the restricted legend removed at BE's cost.

7) Stock Warrants

In the stock warrant agreement(s) dated March 15, 2012 the Consultants were given stock warrants with a strike price of $1.16 per share with an expiration date of March 15, 2017 with milestones for release when the company achieved sales revenues of $50,000,000.00 USD and $70,000,000.00 USD. Stock warrants given to Jason Davis total 566,400 shares.  Stock warrants given to Joey Patalano total 83,600 shares. These stock warrants will be released on the following condition and schedule so long as other material provisions of this Agreement have been complied with at that time:

a. Stock warrants will have a new strike price of $0.60 per share.

b. Stock warrants will vest immediately upon the execution of this Agreement.

8) Stock Lockup and Leak Out

Inconsideration of the early release of the real estate collateral shares, the immediate release of the stock warrants, and the lower stock warrant strike price there will be a lockup and leak out of stock on the following condition and schedule so long as other material provisions of this agreement have been complied with at that time:

a. Jason Davis will sell or trade no more then 10,000 (ten thousand) shares per week of BE stock (ticker symbol BBLU).

b. Joey Patalano will sell or trade no more then 3,000 (three thousand) shares per week of BE stock (ticker symbol BBLU).

c. Both Jason Davis and Joey Patalano will provide trade confirmation reports from their respective stock brokers on a monthly basis to BE.

d. The trading lockup and leak-out will end nine months from the Effective Date of this Agreement.

e. Stock lockup and leak out is conditional on confirmation that Consultants will be able to obtain a stock loan or margin account with a reputable stock brokerage firm.

/s/ DJD  /s/ JP  /s/RP

9) Proof of Directors and Officers Insurance Coverage

BE will supply copies of the Directors and Officers Insurance Coverage for the period of time that the Consultants were full time employees.

10) Vehicles

BE will provide the current vehicles driven by the Consultants on the following condition and schedule so long as other material provisions of this agreement have been complied with at that time:

a. Payments will be made by BE on both vehicles per the terms of the loan agreement for each respective vehicle.

b. Insurance and Registration will be made by BE on both vehicles until vehicles are paid off in full.

c. After 3 (three) late payments, payment considered late per the terms of the loan agreement, BE will pay off the note on the respective vehicle.

d. Title will be transferred to the respective Consultant once the vehicle is paid off.

11) Cell Phones

BE will transfer current cell phone numbers and equipment to Consultants. Consultants will be responsible for all ongoing cellular phone expenses.

12) BE Stock Opinion Letter

BE will not withhold opinion letter(s) necessary to move BBLU stock into Consultants' brokerage account.

13) Resignation/Public Disclosures

Within 24 hours of the mutual execution of this Agreement Consultants shall provide a written resignation letter to BE's board. BE will provide proposed drafts of any public disclosure concerning Consultants previous employment with BE. Approval of such drafts will not be unreasonably withheld by Consultants, so long as it does not include any negative references to either Consultant and confirms that Consultants voluntarily resigned their full-time employment with BE.

14) Representations

BE and Consultants will not purposefully make any future false or misleading statements in the execution of their services, nor shall BE or Consultants purposefully omit material facts relating to the Projects or Project's Gross Profits.

15) Non-compete and Non-disclosure

Consultants will be released to find, develop, and broker renewable energy projects either with other developers or as the Consultants being the developer. All Projects either brokered or

/s/ DJD  /s/ JP  /s/RP

developed by Consultants will be presented to BE for a right of first refusal.  "The right of first refusal" shall mean that BE has twenty (20) calendar days to review the Project and provide written notice of acceptance of the Project.  BE's failure to provide written notice within this time frame shall be conclusive proof that Consultants shall be allowed to offer the Project to another company. Proof of other bids including development cost proposals, EPC cost proposals, power purchase agreements, air permits, interconnection cost proposals, or financing proposals must be provided to Xnergy and/or BE. Consultants will be bound by prior non-compete found in the Agreement and Plan of Merger effective date of September 7, 2011 except for projects or work activities as outlined above. Both Consultants and Xnergy and/or BE will agree to keep all working documents including, engineering drawings, agreements, proposals, designs, email communications, oral communications, draft contracts, final contracts, and any other related documents of the proposed Project(s) and in any form including electronic or hard copy confidential between the respective two parties. The Non-compete and Non-disclosure obligations shall expire on February 28, 2016.

16) Jurisdiction

This Agreement shall be governed and construed under the laws of the State of California without regard to its conflicts of law rules. Any dispute arising under this Agreement shall be arbitrated according to the rules of the American Arbitration Association, with the arbitration taking place in San Diego County. The substantially prevailing party in any dispute shall be entitled to recover their/its reasonable attorneys' fees and costs.

17) No Employee Relationship

Nothing contained in this Agreement shall be construed to create a partnership, employee/employer relationship, or joint enterprise or venture with the other party. Consultants acknowledge they are acting as independent contractors in completing the provisions of this Agreement. Neither Party hereto shall hold itself out to others, by act or omission, contrary to the provisions of this Section.

18) Indemnification

BE and Consultants will adhere to the agreed upon indemnification as outlined in the Agreement and Plan of Merger effective date of September 7, 2011. Notwithstanding the above, BE agrees to indemnify and hold Consultants harmless from any and all claims from third parties that arise from BE's failure to pay any of BE's vendors including, but without limitation: a) any claim arising under BE' s contractor's and qualifying individual's bonds; b) any customer, subcontractor or supplier claim; c) any claim or assessment made by any governmental taxing authority; d) any claim brought on any personal guarantee either Consultant made of a BE obligation; or e) any claim brought against BE for legal, accounting, or other professional services.

/s/ DJD  /s/ JP  /s/RP

19) Mutual Release.

Except as specifically stated otherwise in this Agreement, effective upon Consultants' execution of this Agreement and provided either does not rescind it, and so long as BE executes this Agreement, Consultants, and BE, its officers, directors, and employees, hereby irrevocably, unconditionally and forever releases and discharges the other from any and all demands, causes of action, or obligations, of whatever nature, whether known or unknown, suspected or unsuspected, fixed or contingent, which either may have or may hereafter have or claim to have against the other, by reason of any matter, act, or omission arising from any cause whatsoever as of Effective Date this Agreement (hereinafter "Claims"). This includes, without limitation, any Claim arising from or in any way connected, directly or indirectly with the employment of Consultants by BE, the ending of the employment relationship in 2014, any alleged breach of a contract, any claims under California or federal law, including but not limited to any claim that violated the Fair Employment and Housing Act, the California Labor Code, Title VII, the Equal Pay Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, unpaid wages, vacation, commissions, losses associated with directors and officers of BE, errors, omissions, and outstanding amounts shown on BE's accounts or otherwise determined by BE as owed by Consultants to BE for vehicles, travel or other such expenses which Consultants assert were incurred in the course of BE business but which BE contends have not been properly accounted for as of the Execution Date.

The general release described above shall not apply to any demand, claim or cause of action brought by one party against the other party during the period of their employment which are adjudged by courts of competent jurisdiction or arbitrator as fraudulent, malfeasance, and/or illegal acts as determined by a court of competent jurisdiction.

Consultants and BE expressly acknowledge that a portion of the consideration for entering into this Agreement is specifically attributable to Consultants and BE's release of all unknown, latent, or unanticipated Claims.

CONSULTANTS AND BE ACKNOWLEDGE THAT EACH IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS: "A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must -have materially affected his or her settlement with the debtor. 11 Consultants and BE, after consulting with counsel, expressly waives any rights each may have under Civil Code Section 1542, as well as under any other statutes or common law or equitable principles of similar effect.

This general release of all claims through the date of this Agreement specifically encompasses, but is not limited to, all Claims that could have been asserted in the Litigation, any and all Claims or potential Claims arising under any federal, state, and local statutes, ordinances, and laws, and any and all other Claims or causes of action under any common law doctrine or theory, excluding claims and/or rights that by law cannot be released or waived, such as a claim for unemployment

/s/ DJD  /s/ JP  /s/RP

benefits or a claim for disability benefits under any applicable insurance policy. Nothing in this general release prevents Consultants from participating in an EEOC charge or other similar civil rights proceeding regarding claims released by this Agreement, provided, however, that Consultants agrees and understands he or they cannot recover any money damages in such proceeding.

20. CONSIDERATION. The parties agree this Agreement provides good, valuable, and sufficient consideration for the Mutual General Release of Claims and other promises herein.

21. VOLUNTARY AGREEMENT. Consultants and BE understand and agree as follows:

(a) Each has carefully read and fully understands all of the provisions of this Agreement which is written in a manner that each clearly understands.

(b) Consultants and BE are, through this Agreement, releasing the other, as defined above, from any and all Claims they/it may have against the other that exist as of the date of this Agreement, except as provided herein.

(c) Each knowingly and voluntarily agree to all of the terms in this Agreement.

(d) Each reviewed the Agreement prior to signing it.

(e) Each consulted with legal counsel prior to signing this Agreement.

(f) Consultants each have 21 days to consider this Agreement before signing it, and if either signs this Agreement prior to 21 days, he acknowledges that he did so voluntarily.

(g) Consultants understand that nothing in this Agreement shall be construed to prohibit Consultant(s) from filing a charge or complaint, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission or from participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or other government agency.

(h) Consultant(s) understand that he may revoke the acceptance of this offer within seven (7) days after the date on which he signs this Agreement. To be effective, Consultant's revocation must be in writing, signed, dated and delivered by email to Diana Hunt at dhunt@blueearthinc.com, such that Ms. Hunt receives it no later than seven (7) days from the date on which Consultant(s) signed and dated this Agreement. If the 7th day falls on a weekend or holiday, revocation must be delivered the next business day.  This Agreement shall not become effective or enforceable until this revocation period has expired without being exercised. Notwithstanding the above Consultants acknowledge their right to revoke acceptance but nonetheless, by signing below, waive their right to revoke acceptance upon the parties' mutual acceptance of this Agreement.

/s/ DJD  /s/ JP  /s/RP

22. SEVERABILITY. If any provision of this Agreement is found to be void or unenforceable, such finding shall not affect the validity or enforceability of the remaining provisions.

23. NO RELIANCE. The Parties represent and acknowledge that in executing this Agreement they do not rely and have not relied on any representation or any statement made by any other Parties' agents, representatives or attorneys with regard to the subject matter, basis, or effect of this Agreement or otherwise, other than those specifically stated in this written Agreement.

24. ASSIGNMENT. Consultants may assign their right to Payment per this Agreement to an entity that is formed and owned wholly by Consultants.

25. ENTIRE AGREEMENT. This Agreement represents the entire agreement of the Consultants with regard to the subject matter contained herein. Any modification of this Agreement will only be effective if it is in writing and signed by the party to be changed. The Amended and Restated Lock-up Agreement remains intact unless and only to the extent contradicted by this Agreement. The Employment Agreement dated September 1, 2011 and the Merger Agreement dated September 7, 2011 remain in full force and effect except to the extent that they are specifically amended in this Agreement. If there is any conflict between any of the parties' other agreements and this Agreement the terms of this Agreement shall control.

Signatures Follow

/s/ DJD  /s/ JP  /s/RP

By signing below, BE and the Consultants hereto agree with the terms and conditions presented in this Agreement as of the date indicated above.

/s/ D. Jason Davis	/s/ Rob Potts
D. Jason Davis	Rob Potts, COO
Blue Earth, Inc.

/s/ Joey Patalano
Joey Patalano

Schedule 1

Known Project List -Cooperation To Complete Contracts

Project Name	Project Type	Developer
[REDACTED]	[REDACTED]	[REDACTED]

Confidential Treatment Requested by Blue Earth, Inc.

Omitted and provided under separate cover to the Staff pursuant to Rule 406

/s/ DJD  /s/ JP  /s/RP